May 3, 2017

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports First Quarter 2017 Earnings

•	2017 non-GAAP net operating earnings now expected to be in upper half of guidance range

•	Financial results reflect continued execution of core utility infrastructure investment strategy

•	Elevated investment plan driving benefits for customers, communities, investors

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, net income for the three months ended March 31, 2017 of $211.3 million, or $0.65 per share, compared to $186.6 million, or $0.58 per share, for the same period of 2016. Operating income was $416.5 million for the three months ended March 31, 2017, compared with $381.4 million for the same period of 2016.
NiSource also reported net operating earnings (non-GAAP) of $230.6 million, or $0.71 per share, for the three months ended March 31, 2017, compared to $197.7 million, or $0.62 per share, for the same period of 2016. Operating earnings (non-GAAP) for the three months ended March 31, 2017 were $447.0 million, compared to $399.3 million for the same period of 2016.
“Our strong first quarter performance reflects continued execution of our infrastructure investment strategy focused on delivering sustained value for our customers and communities," said NiSource President and CEO Joseph Hamrock. "With this strong start to the year and our confidence in our continued execution, we now expect to deliver non-GAAP net operating earnings in the upper half of our 2017 guidance range of $1.12 to $1.18 per share."
NiSource remains on track to complete $1.6 to $1.7 billion of planned utility infrastructure investments in 2017.
NiSource’s solid financial performance continues to be driven by execution of its long-term utility infrastructure modernization programs. Schedules 1 and 2 of this press release contain a reconciliation of the non-GAAP measures provided above to GAAP earnings.

Long-term Earnings and Dividend Growth, Capital Investment Forecast Reaffirmed

Consistent with plans outlined at its Investor Day in March 2017, NiSource expects to grow its net operating earnings per share (non-GAAP) and dividend at 5 to 7 percent annually through 2020. The company also continues to expect to invest $1.6 to $1.8 billion annually ($1.6 to $1.7 billion in 2017) in its utility infrastructure programs through 2020. These program investments are part of NiSource's more than $30 billion of identified long-term investment opportunities.

With this robust investment and steady earnings and dividend growth projected, NiSource is committed to maintaining its investment grade credit ratings. Standard & Poor's rates NiSource at BBB+, Moody's at Baa2 and Fitch at BBB, all with stable outlooks. As of March 31, 2017, NiSource maintained $789 million in net available liquidity, consisting of cash and available capacity under a credit facility.
NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.
Additional information for the quarter ended March 31, 2017 is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our first quarter 2017 earnings conference call scheduled for May 3, 2017 at 9:00 a.m. ET.
First Quarter 2017 and Recent Business Highlights
NiSource continued execution on its customer-focused infrastructure modernization investments. Together with regulatory initiatives and enhanced customer programs, these investments are helping to improve system safety and reliability, customer service and response and our systems' environmental performance.
Gas Distribution Operations

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On March 17, 2017 the Virginia State Corporation Commission approved a settlement agreement in Columbia Gas of Virginia's (CVA) 2016 base rate case. The settlement allows for a $28.5 million annual revenue increase and for CVA to recover investments that improve the overall safety and reliability of its distribution system. The case also supports the growth of CVA's system driven by increased customer demand for service. CVA implemented updated interim base rates, subject to refund, in September 2016.

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On February 27, 2017 Columbia Gas of Ohio (COH) filed an application with the Public Utilities Commission of Ohio (PUCO) for a five year extension of its Infrastructure Replacement Program, which is currently authorized through December 31, 2017. This well-established pipeline replacement program covers accelerated replacement of priority mainline pipe and immediate replacement of targeted customer service lines. A PUCO order is expected by the end of the year.

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On April 26, 2017 the PUCO approved COH's annual infrastructure replacement rider adjustment. This order supports the continuation of significant infrastructure investment and allows for cost recovery to begin on approximately $235 million of investments made in 2016.

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Columbia Gas of Maryland on April 14, 2017 filed a request with the Maryland Public Service Commission to adjust its base rates so it can continue to expedite the replacement of aging pipe as well as adopt pipeline safety upgrades. If approved as filed, the rate adjustment would result in an annual revenue increase of approximately $6 million.

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The Massachusetts Department of Public Utilities (DPU) issued a decision on Columbia Gas of Massachusetts' (CMA) 2017 Gas System Enhancement Plan on April 28, 2017. This approval allows for recovery of incremental 2017 investments of approximately $69 million in 2017 and new rates took effect May 1, 2017.

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Northern Indiana Public Service Company (NIPSCO) continues to execute on its seven-year, $824 million gas infrastructure modernization program to further improve system reliability and safety. On February 28, 2017 NIPSCO filed its latest semi-annual tracker update with the Indiana Utility Regulatory Commission (IURC) covering approximately $61 million of investments that were made in the second half of 2016. An IURC order is expected in June 2017.

Electric Operations

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NIPSCO's request, filed in November 2016, to invest approximately $400 million in environmental upgrades at its Michigan City Unit 12 and R.M. Schahfer Units 14 and 15 generating facilities remains pending before the IURC. A commission order is expected before the end of the year.

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NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to electric transmission and distribution infrastructure designed to improve system safety and reliability. The IURC-approved program represents approximately $1.25 billion of electric infrastructure investments expected to be made through 2022. The company began recovering on approximately $46 million of these investments in February 2017.

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NIPSCO’s two major electric transmission projects remain on schedule with anticipated in-service dates in the second half of 2018. The 100-mile 345-kV and 65-mile 765-kV projects are designed to enhance region-wide system flexibility and reliability. Substation, line and tower construction are under way for both projects.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s business, performance, growth, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; any damage to NiSource's reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; advances in technology; the ability of NiSource's subsidiaries to generate cash; uncertainties related to the expected benefits of the separation of

Columbia Pipeline Group, Inc. and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings and operating earnings, which are non-GAAP financial measures as defined by the SEC’s Regulation G. The company includes such measures because management believes they permit investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be differences between such measures and GAAP equivalents due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Operating Earnings (Non-GAAP) to
Net Income (unaudited)

	Three Months Ended March 31,

(in millions, except per share amounts)	2017	2016
Net Operating Earnings (Non-GAAP)	$230.6	$197.7
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	(29.0)	(17.2)
Operating Expenses:
Plant retirement costs(1)	(1.5)	—
Transaction costs(2)	—	(0.8)
Gain on sale of assets and impairments, net	—	0.1
Total items excluded from operating earnings	(30.5)	(17.9)
Income Taxes:
Tax effect of above items	11.2	6.8
Total items excluded from net operating earnings	(19.3)	(11.1)
GAAP Net Income	$211.3	$186.6
Basic Average Common Shares Outstanding	323.7	320.3
Non-GAAP Basic Net Operating Earnings Per Share	$0.71	$0.62
Items excluded from net operating earnings (after-tax)	(0.06)	(0.04)
GAAP Basic Earnings Per Share	$0.65	$0.58
(1) Represents employee severance costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station.
(2) Represents costs incurred associated with the Separation of CPG.

Schedule 2 - Reconciliation of Operating Earnings (Non-GAAP) to
Operating Income (unaudited)

	Three Months Ended March 31,

(in millions)	2017	2016
Operating Earnings (Non-GAAP)	$447.0	$399.3
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	(29.0)	(17.2)
Operating Expenses:
Plant retirement costs(1)	(1.5)	—
Transaction costs(2)	—	(0.8)
Gain on sale of assets and impairments, net	—	0.1
Total items excluded from operating earnings	(30.5)	(17.9)
GAAP Operating Income	$416.5	$381.4
(1) Represents employee severance costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station.
(2) Represents costs incurred associated with the Separation of CPG.